Exhibit 99.2

New Frontier Energy Announces Intention to Explore Strategic Alternatives

DENVER, Feb. 1 /PRNewswire-FirstCall/ -- New Frontier Energy, Inc. (OTC Bulletin Board: NFEI), (the "Company") announced today that the Company intends to explore a broad range of strategic alternatives to enhance shareholder value, including, but not limited to (i) a sale or merger of the Company, (ii) a sale of all or a substantial part of its assets, (iii) a private placement issuance of common or preferred stock, stock options, or other securities, (iv) a joint venture with one or more industry partners, (v) a going-private type of transaction to reduce the number of shareholders so that the Company could cease reporting under the Securities Exchange Act of 1934, as amended, or (vi) some combination of one or more such alternatives. Upon investigation, the Company's Board of Directors may also determine that none of these alternatives is suitable at this time. If appropriate, the Company may retain a qualified financial advisor to evaluate and advise the Board of Directors regarding such strategic alternatives.

There can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review of these strategic alternatives until the Board of Directors has approved a specific transaction, the Board deems disclosure of significant developments is appropriate or the Company is legally required to do so.

Contact Information

For general inquiries about New Frontier Energy, Inc. or specific inquires related to the matters contained in this press release, shareholders or other parties should contact the Company by email at investors@nfei.us.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is a Denver-based independent oil and gas company actively engaged in the exploration and development of oil and gas properties in the United States. New Frontier Energy has interests in multiple properties in Colorado and Wyoming, including the Slater Dome Field and the Focus Ranch Federal Unit, among others.

Forward-Looking Statements

The statements contained in this press release which are not historical fact are forward-looking statements that involve certain risks and uncertainties including, but not limited to, increases or decreases in prices for natural gas and crude oil, expected rates of production of oil and gas, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.